Exhibit 23.3

Consent of Independent Auditors

We consent to the inclusion in this Registration Statement on Form S-11 (File No. 333-______) of AFC Gamma, Inc. of our report dated September 20, 2021, with respect to the consolidated and combined balance sheet as of December 31, 2020 and the related consolidated and combined statements of operations, members’ equity (deficit) and cash flows for the year then ended and the related notes to the consolidated and combined financial statements of JG HoldCo LLC and Related Entities.

We also consent to the reference to our firm under the heading “Independent Auditors” in such Registration Statement.

/s/CohnReznick LLP

Chicago, Illinois
January 3, 2022